Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #83 dated August 12th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date: August 9, 2004

Issue Price: 100%

Original Issue Date: August 12, 2004

Principal Amount: $52,000.00


Maturity Date: March 15, 2011

Interest Rate: 4.350%


Interest Payment Dates: 09/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.10%


Proceeds Before expenses: 98.90% ($51,428.00)


Survivor's Option: Yes


Redemption or Repayment: At Maturity

Redemption/Repayment Terms: Not Applicable

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MDQ0


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161